Exhibit 99.1

For Immediate Release	For additional information contact:
Jon M. Donnell
At (614) 356-5922
Or Peter O’Hanlon
At (614) 356-5521

Dominion Lowers Second Quarter Sales Expectations

DUBLIN, Ohio – June 7, 2004 – Dominion Homes, Inc. (NASDAQ:DHOM) lowered its second quarter home sales expectations today, citing the impact of rising interest rates on its first-time buyer target market. Gross unit sales for April and May are off 15%, and increases in cancellations have further impacted net sales which are down 35% below the same months last year. The Dublin, Ohio based Company now expects sales for its second quarter to be significantly below the record second quarter that the Company experienced last year.

“Our first quarter results trended toward the higher end of the original guidance,” Dominion Homes Chairman Douglas G. Borror said. “However, 70% of our customers are first-time buyers who, in an increasing interest rate environment, either delay their buying decision, or have a harder time qualifying for a mortgage. The effects of increasing rates on our target market are significantly hurting our sales performance this quarter.”

The Company will announce second quarter sales, closings, and backlog results in early July.

Dominion Homes offers a variety of homes, which are differentiated by size, price, standard features and available options. The Company’s “The Best of Everything” philosophy focuses on providing its customers with unsurpassed products, quality, and customer service. There are currently over 50 Dominion Homes locations in Central Ohio and Louisville and Lexington, Kentucky. Additional information about the Company and its homes is located on its website.

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, weather conditions, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.